AMENDED AND RESTATED
BROKER-DEALER AGREEMENT

IT IS HEREBY AGREED, effective June 1, 2010, by and between ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA (“INSURANCE COMPANY”), a Minnesota corporation, and ALLIANZ LIFE FINANCIAL SERVICES, LLC (“BROKER/DEALER”), a Minnesota limited liability corporation, as follows:

I
BASIS FOR THE AGREEMENT

A.           INSURANCE COMPANY
INSURANCE COMPANY is a life insurance company licensed to issue various life insurance, long-term care and annuity contracts (collectively, “Contracts”), some of which may be deemed to be securities within the meaning of the Securities Act of 1933 and registered thereunder (“Registered Contracts”).

B.           BROKER/DEALER
BROKER/DEALER is a wholly-owned subsidiary of INSURANCE COMPANY, organized to function as a broker-dealer registered under the provisions of the Securities Exchange Act of 1934 (the “’34 Act”) for the sale of Registered Contracts.

C.           PURPOSE OF AGREEMENT
INSURANCE COMPANY desires BROKER/DEALER to act as a non-exclusive distributor for such Contracts as INSURANCE COMPANY may designate, some of which may require distribution under the auspices of a registered broker-dealer. The parties desire INSURANCE COMPANY to maintain certain accounting books and records of BROKER/DEALER and to send purchasers of Contracts any required confirmations of transactions on behalf of BROKER/DEALER and to pay any commissions which may be due on sales of Contracts as set forth herein. The parties also desire to make arrangements for adequate facilities and financing for the carrying on of the business of BROKER/DEALER.

II
DUTIES OF BROKER/DEALER

A.           REGISTRATION UNDER THE ’34 ACT
BROKER/DEALER is registered, and will maintain its registration, as a broker-dealer under the provisions of the ’34 Act and will secure whatever authorizations, licenses, qualifications, permits and the like as may be necessary to perform its obligations under this Agreement in those states requested by INSURANCE COMPANY.

B.           MEMBERSHIP IN THE FINANCIAL INDUSTRY REGULATORY AUTHORITY
BROKER/DEALER is a member, and shall maintain its membership in good standing, in the Financial Industry Regulatory Authority (“FINRA”).

C.           RESPONSIBILITY FOR SECURITIES ACTIVITIES
BROKER/DEALER shall assume full responsibility for the securities activities of all persons engaged directly or indirectly in the Registered Contract operations of INSURANCE COMPANY, including but not limited to training, supervision and control as contemplated under applicable provisions of the ’34 Act, any regulations thereunder, or by the rules of FINRA. To the extent necessary and appropriate, those persons directly or indirectly involved in Registered Contract operations shall be registered representatives or registered principals of BROKER/DEALER as appropriate to their activities.

D.	APPOINTMENT OF REGISTERED PERSONS AND MAINTENANCE OF PERSONNEL RECORDS
BROKER/DEALER shall have the authority and responsibility for the appointment and registration of those persons who will be registered representatives and registered principals. BROKER/DEALER shall likewise have the responsibility for maintenance of all the appropriate records of such registered persons.

E.           MAINTENANCE OF NET CAPITAL
BROKER/DEALER shall have the authority and responsibility for maintenance of appropriate net capital and for limiting aggregate indebtedness as may be required under applicable provisions of the ’34 Act, any regulations thereunder, or by the rules of FINRA.

F.           REQUIRED REPORTS
BROKER/DEALER shall have the responsibility for preparation and submission of any reports or other materials required by any regulatory authority having proper jurisdiction.

III
DUTIES OF INSURANCE COMPANY

A.           MAINTENANCE OF ACCOUNTING RECORDS
INSURANCE COMPANY shall be responsible for the maintenance of all books and records in connection with the Contracts. Such books and records shall be maintained and preserved in conformity with any requirements under the ’34 Act, any regulations thereunder, or under FINRA rules to the extent that such requirements are applicable to Contract operations. Such books and records shall include, without limitation, the expenses set forth in Schedule A attached hereto which are paid or incurred by INSURANCE COMPANY on behalf of BROKER/DEALER according to an allocation made by INSURANCE COMPANY on a reasonable basis. All such books and records shall be maintained and held by INSURANCE COMPANY on behalf of and as agent for BROKER/DEALER. All such books and records are, and shall at all times remain, the joint property of BROKER/DEALER and shall at all times be subject to inspection by duly authorized officers, auditors or representatives of BROKER/DEALER and by the Securities and Exchange Commission, FINRA, or other regulatory authority having proper jurisdiction.

B.           PAYMENT OF COMMISSIONS
INSURANCE COMPANY shall pay on behalf of BROKER/DEALER all commissions which may be due on sales of Registered Contracts to any selling broker/dealers and registered representatives of BROKER/DEALER who are also licensed insurance agents (or agencies) of INSURANCE COMPANY. Such commissions shall be payable from funds made available for such and shall be supervised by duly authorized personnel of BROKER/DEALER. The payment of commissions hereunder on behalf of BROKER/DEALER is intended by the parties to be a purely ministerial act by INSURANCE COMPANY and all such payments shall be properly reflected on the books and records maintained on behalf of BROKER/DEALER. In computing any amounts owed to BROKER/DEALER, INSURANCE COMPANY shall take into account any sales loads that may be payable to BROKER/DEALER because of any surrenders of Registered Contracts. Commissions which may be due on sales of Contracts distributed by BROKER/DEALER which are not Registered Contracts are the responsibility of INSURANCE COMPANY and not subject to this paragraph.

C.           RECEIPT OF SERVICE FEES AND DISTRIBUTION FEES
INSURANCE COMPANY, as agent for BROKER/DEALER, shall receive and apply for any permissible purposes, any service fees or distribution fees payable to BROKER/DEALER. The receipt of such fees on behalf of BROKER/DEALER is intended by the parties to be a purely ministerial act by INSURANCE COMPANY and any and all such fees shall be properly reflected on the books and records maintained on behalf of BROKER/DEALER. INSURANCE COMPANY shall, upon request by BROKER/DEALER, provide documentation of the receipt and application of such fees.

D.           CONFIRMATION OF TRANSACTIONS
INSURANCE COMPANY shall provide that confirmations will be issued on behalf of BROKER/DEALER, acting as agent for INSURANCE COMPANY, regarding all transactions required to be confirmed, and in the form and manner required for such confirmations, under the ‘34 Act, any regulations thereunder, or by FINRA rules.

E.           PROVISION OF CAPITALIZATION
INSURANCE COMPANY shall provide BROKER/DEALER with adequate capitalization and shall, when needed, supplement such capitalization in amounts sufficient to insure that at all times minimum net capital is available to meet the requirements of the ‘34 Act, any regulations thereunder or FINRA rules.

F.           PAYMENT OF EXPENSES OF BROKER/DEALER
In the event BROKER/DEALER should expend any of its own funds for any reason including, but not limited to, the payment of any of the expenses set forth on Schedule A attached hereto, INSURANCE COMPANY shall reimburse BROKER/DEALER immediately upon receipt of written demand for payment of such expenses from BROKER/DEALER. Notwithstanding the generality of the foregoing, INSURANCE COMPANY’s obligations under this paragraph shall be limited solely to payment or reimbursement of expenses incurred by BROKER/DEALER in the performance of services for INSURANCE COMPANY.

G.           PAYMENT OF FEES TO INSURANCE COMPANY
BROKER/DEALER shall transfer to INSURANCE COMPANY all of BROKER/DEALER’s rights, title and interest in and to all Accounts Receivable immediately following the recording of such Accounts Receivable in BROKER/DEALER’s accounting records to the extent the aggregate amount of all such Accounts Receivable recorded by BROKER/DEALER during any fiscal year of BROKER/DEALER is equal to or less than the aggregate amount of distribution and marketing expenses paid by INSURANCE COMPANY on behalf of BROKER/DEALER during such fiscal year. BROKER/DEALER shall also transfer to INSURANCE COMPANY all Cash Receipts immediately following BROKER/DEALER’s receipt of such Cash Receipts.

H.           PROVISIONS OF FACILITIES AND PERSONNEL
INSURANCE COMPANY shall provide BROKER/DEALER with facilities and personnel sufficient to perform BROKER/DEALER’S obligations hereunder and to carry on its business in conformity with provisions of the ‘34 Act, any regulations thereunder or FINRA rules.

IV
MISCELLANEOUS

A.           DEFINITION OF TERMS
The following terms shall have the meanings set forth below:

“12b-1 Fees” shall have the meaning set forth in the ICA.

“Accounts Receivable” means any receivables BROKER/DEALER records on its books to reflect any 12b-1 Fees owed to BROKER/DEALER by any Investment Company relating to any Registered Contract manufactured by INSURANCE COMPANY.

“Cash Receipts” means any payments BROKER/DEALER receives from any Investment Company in satisfaction of the Accounts Receivable.

“ICA” means the Investment Company Act of 1940, as amended from time to time, and the rules and regulations promulgated thereunder.

“Investment Company” means an investment company registered under the ICA.

B.           TERMINATION
This Agreement may be terminated at any time by either party upon written notice to the other stating the date when such termination shall be effective provided that this Agreement may not be terminated or modified by either party if the effect would be to put BROKER/DEALER out of compliance with the “net-capital”

requirements of the ‘34 Act. In addition, no default of any kind shall have the effect of terminating the Agreement unless such termination is subject to this termination provision.

C.           GOVERNING LAW
This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amended and Restated Broker-Dealer Agreement as of the effective date first set forth above.

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

By:

Name:  Michael Brennan

Title:  Vice President, Compliance

ALLIANZ LIFE FINANCIAL SERVICES, LLC

By:

Name:  Robert DeChellis

Title:  Chief Executive Officer and President

SCHEDULE A

EXPENSES OF BROKER/DEALER RELATING TO
INSURANCE COMPANY

Commissions
All commission expenses relating to the sale of any Registered Contract manufactured by INSURANCE COMPANY.

Distribution Expenses
All operating expenses relating to the distribution of any Contract manufactured by INSURANCE COMPANY. Such operating expenses will be allocated and recorded on a monthly basis to the books and records of BROKER/DEALER to the extent required by law or regulation. Allocations of distribution-related operating expenses to BROKER/DEALER will be made by INSURANCE COMPANY on a reasonable basis and reviewed on a regular basis no less frequently than annually. Distribution-related operating expenses include, without limitation, all or a portion of the following INSURANCE COMPANY cost centers:

•	Sales and Sales Support;
•	Strategic Accounts;
•	Training;
•	Financial;
•	ITS;
•	Compliance; and
•	Senior Management.